UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20519

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Commercial Capital Bancorp, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2005

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Commercial Capital Bancorp, Inc. The Annual Meeting will be held at the Doubletree Hotel, located at 90 Pacifica, Irvine, CA 92618, on Tuesday, April 26, 2005 at 9:00 a.m., Pacific Time. The matters to be considered by stockholders at the Annual Meeting are described in the accompanying materials.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Your continued support of and interest in Commercial Capital Bancorp, Inc. is sincerely appreciated.

Sincerely,

Stephen H. Gordon
Chairman and Chief Executive Officer

COMMERCIAL CAPITAL BANCORP, INC.

8105 Irvine Center Drive

Irvine, California 92618

(949) 585-7500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO

BE HELD ON APRIL 26, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“Annual Meeting”) of Commercial Capital Bancorp, Inc. (the “Company”) will be held at the Doubletree Hotel, located at 90 Pacifica, Irvine, CA 92618, on Tuesday, April 26, 2005 at 9:00 a.m., Pacific Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

(1)	To elect nine (9) directors;

(2)	To ratify the appointment by the board of directors of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof. Management is not aware of any other such business.

The board of directors has fixed March 14, 2005 as the voting record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only those stockholders of record as of the close of business on that date will be entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

Richard A. Sanchez
Secretary

Irvine, California

March 31, 2005

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE IN PERSON AT THE ANNUAL MEETING.

COMMERCIAL CAPITAL BANCORP, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

April 26, 2005

This Proxy Statement is furnished to holders of common stock, $.001 par value per share (“Common Stock”), of Commercial Capital Bancorp, Inc. (the “Company”). Proxies are being solicited on behalf of the board of directors of the Company to be used at the Annual Meeting of Stockholders (“Annual Meeting”) to be held at the Doubletree Hotel, located at 90 Pacifica, Irvine, CA 92618, on Tuesday, April 26, 2005 at 9:00 a.m., Pacific Time, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement is first being mailed to stockholders on or about March 31, 2005.

Your vote is important. Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Stockholders may vote by completing the enclosed proxy card and mailing it in the postage-paid envelope provided. If your shares are held in the name of a broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

The proxy card included herein, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with its instructions. If no contrary instructions are given, each proxy card received will be voted (i) FOR the nominees for director described herein; (ii) FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for 2005; and (iii) upon the transaction of such other business as may properly come before the Annual Meeting in accordance with the best judgment of the persons appointed as proxies.

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (mailed to the attention of Secretary, Commercial Capital Bancorp, Inc., 8105 Irvine Center Drive, Irvine, California 92618); (ii) filing a later dated proxy (using a proxy card); or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

VOTING

Only stockholders of record at the close of business on March 14, 2005 (“Voting Record Date”) will be entitled to notice of and to vote at the Annual Meeting. On the Voting Record Date, there were 55,844,811 shares of Common Stock outstanding and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting.

The presence in person or by proxy of a majority of the shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions are considered in determining the presence of a quorum but will not affect the vote required for the election of directors. Directors are elected by a plurality of the votes cast with a quorum present. The nine persons who receive the greatest number of votes of the holders of Common Stock represented in person or by proxy at the Annual Meeting will be elected directors of the Company.

The affirmative vote of the holders of a majority of the total votes present in person or by proxy is required to ratify the appointment of the independent auditors. Abstentions will be counted as present and entitled to vote and will have the same effect as a vote against such proposal. Under rules of the New York Stock Exchange, all of the proposals for consideration at the Annual Meeting are considered “discretionary” items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Thus, there are no proposals to be considered at the Annual Meeting which are considered “non-discretionary” and for which there will be “broker non-votes.”

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR,

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Election of Directors

In June 2004, the Company completed the acquisition of Hawthorne Financial Corporation (“Hawthorne”). In accordance with the Hawthorne acquisition agreement, the Company increased the size of its board to nine and appointed Gary W. Brummett, Timothy R. Chrisman and Anthony W. Liberati as directors (the “Former Hawthorne Directors”). The Company further agreed to establish three (3) classes of directors beginning at the 2005 Annual Meeting of Stockholders and to appoint at least one of the Former Hawthorne Directors to each class so constituted. On March 21, 2005 Messrs. Chrisman and Liberati resigned from their positions on both the Company’s board and the board of directors of Commercial Capital Bank in order to pursue, along with other individuals, the acquisition of another financial institution and a capital offering related to that acquisition. Messrs. Chrisman and Liberati have indicated their intention to serve on that entity’s board of directors. Pursuant to the Hawthorne acquisition agreement, the Company agreed to appoint Harry Radcliffe to its board of directors if any of the Former Hawthorne Directors vacated his seat on the board. The Company approached Mr. Radcliffe, and offered him the opportunity to serve on the Company’s board, but Mr. Radcliffe has advised the Company that he does not wish to serve in this capacity. Accordingly, with the nomination for re-election of Mr. Brummett, the Company has no further obligations under the Hawthorne acquisition agreement with respect to any further appointments to the Company’s board of directors. In order to fill the vacancies created by the departures of Messrs. Chrisman and Liberati, the Company’s board of directors appointed Mark E. Schaffer and R. Rand Sperry, whose appointments were effective as of March 24, 2005. In connection with its obligation under the Hawthorne Acquisition Agreement and pursuant to its bylaws, the Company has determined to reconstitute the composition of all of the classes of the board. Therefore, all directors are standing for re-election at this Annual Meeting, even though certain of the directors had previously been elected to a two-year term which would not have expired until the 2006 Annual Meeting of Stockholders.

In order to reclassify the board into three classes, with each class consisting of a number of directors as nearly as practicable equal to one-third of the total number of directors, three directors are being nominated for a one-year term expiring at the Annual Meeting of Stockholders in 2006, or at such time as their successors are elected and qualified, three directors are being nominated for a two-year term expiring at the Annual Meeting of Stockholders in 2007, or at such time as their successors are elected and qualified, and three directors are being nominated for a three-year term expiring at the Annual Meeting of Stockholders in 2008, or at such time as their successors are elected and qualified.

Stockholders of the Company are not permitted to cumulate their votes for the election of directors. No director or executive officer of the Company is related to any other director or executive officer of the Company by blood, marriage or adoption, and each of the nominees currently serves as a director of the Company.

Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the nominees for director listed below. If the person or persons named as nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for one or more replacement nominees recommended by the board of directors. At this time, the board of directors knows of no reason why the nominees listed below may not be able to serve as directors if elected.

The following tables present information concerning the nominees for director of the Company.

Nominees for Director with Terms Expiring in 2006

Name	Age as of March 14, 2005	Director Since
R. Rand Sperry	50	2005	(1)
Mark E. Schaffer	63	2005	(1)
Christopher G. Hagerty	41	2003

Nominees for Director with Terms Expiring in 2007

Name	Age as of March 14, 2005	Director Since
David S. DePillo	43	1999
James G. Brakke	62	2001
Gary W. Brummett	47	2004	(2)

Nominees for Director with Terms Expiring in 2008

Name	Age as of March 14, 2005	Director Since
Stephen H. Gordon	42	1999
Robert J. Shackleton	68	2001
Barney R. Northcote	63	2004

(1)	In connection with the resignation of Messrs. Chrisman and Liberati, Messrs. Schaffer and Sperry were appointed to the Board of Directors in March 2005.
(2)	In connection with the Company’s acquisition of Hawthorne, Mr. Brummett was appointed to the Board of Directors in June 2004.

The board of directors recommends that you vote FOR the election of the above nominees for director.

Information concerning the principal position with the Company and principal occupation of each nominee for director and members of the board of directors continuing in office during the past five years is set forth below.

Stephen H. Gordon. Mr. Gordon is one of the founding stockholders of the Company and has served as the chairman and chief executive officer of the Company since June 1999 and as the chairman and chief executive officer of Commercial Capital Bank since January 2000. Mr. Gordon has also served as chairman and chief executive officer of Commercial Capital Mortgage, Inc. (“CCM”) since its formation in April 1998. Mr. Gordon also has served as the chief executive officer of ComCap Financial Services (“ComCap”), a registered broker dealer and wholly owned subsidiary of the Company, since founding the company in February 1997. Prior to founding ComCap, Mr. Gordon served as the sole stockholder, director and president of Gen Fin, Inc., the general partner of Genesis Financial Partners, LP, a hedge fund, from July 1995 to December 1996. From October 1988 to July 1995, Mr. Gordon was an investment banker with Sandler O’Neill & Partners, L.P., a New York based investment banking firm, and was a partner of such firm from January 1992. At Sandler O’Neill, Mr. Gordon specialized in advising management and directors of financial institutions on such issues as strategic planning, capital and liquidity management, balance sheet management and restructuring, asset/liability management, and the enhancement of shareholder value. During such years, much of Mr. Gordon’s focus was on the restructuring of loan and securities portfolios and the development of funding strategies for his clients.

David S. DePillo. Mr. DePillo is one of the founding stockholders of the Company and has served as vice chairman, president and chief operating officer of the Company since June 1999 and as the president, chief operating officer and vice chairman of Commercial Capital Bank since January 2000. Mr. DePillo also has served as president and vice chairman of CCM since its formation in April 1998. Mr. DePillo also has served as a director of ComCap since July 1998. From April 1991 to March 1998, Mr. DePillo served as the first vice president and director of multifamily banking for Home Savings of America, a savings institution, and as the president and chief operating officer for the real estate development subsidiaries of Home Savings of America and H.F. Ahmanson & Co., its thrift holding company. From May 1987 to March 1991, Mr. DePillo served as senior vice president, director of asset management at Coast Federal Bank, a savings institution, and as president of Coast Mortgage Realty Advisors, a mortgage banking subsidiary of Coast Federal Bank. From January 1985 to April 1987, Mr. DePillo was a certified public accountant with KPMG LLP, an accounting firm.

Christopher G. Hagerty. Mr. Hagerty has served as executive vice president and chief financial officer of the Company since June 1999 and a director of the Company since February 2003, as the executive vice president and chief financial officer of Commercial Capital Bank since January 2000 and as the executive vice president and chief financial officer of CCM since March 2000 and has been employed by CCM since February 1999. Previously, Mr. Hagerty served as senior vice president and corporate controller for Home Savings of America and its parent, H.F. Ahmanson & Co., from July 1994 to November 1998. From September 1986 to July 1994, Mr. Hagerty was an accountant with KPMG LLP, where he most recently was a senior manager.

James G. Brakke. Mr. Brakke has served as a director of the Company since February 2001 and as a director of Commercial Capital Bank since January 2000. Mr. Brakke is currently the president of Brakke-Schafnitz Insurance Brokers, a firm he co-founded in 1971. The commercial insurance brokerage and consulting firm manages in excess of $100 million of insurance premiums with both domestic and international insurers. Mr. Brakke has held numerous director positions for both non-profit and for-profit organizations. He was a founding director and shareholder of Pacific National Bank located in Orange County prior to its sale to Western Bancorp, a past president of the professional insurance fraternity, Gamma Iota Sigma, and is on the board of advisors for Pepperdine University’s Grazadio School of Business.

Gary W. Brummett. Mr. Brummett is a former director of Hawthorne, which the Company acquired in June 2004. Mr. Brummett is the managing partner of Peak View Advisors, LLC, formerly known as Brummett Consulting Group, a consulting firm serving the financial services industry, since February 1997. Prior to that, he had been executive vice president and chief operating officer of Cal Fed Bancorp and a member of the board of directors of California Federal Bank, where he was employed since April 1985. From 1980 to 1985, Mr. Brummett was employed at KPMG LLP as a certified public accountant. Mr. Brummett served as Hawthorne’s interim chief executive officer from November 17, 1999 to December 7, 1999.

Barney R. Northcote. Mr. Northcote has served as a director of the Company since August 2002 and as a director of Commercial Capital Bank since 1987 and was a founding stockholder of Commercial Capital Bank when it was known as Mission Savings and Loan Association. Prior to founding Commercial Capital Bank, Mr. Northcote was a founding stockholder and director of Riverside Thrift and Loan from 1976 until the institution was sold in 1986. In 1965, Mr. Northcote formed Northcote, Inc., a trucking and building materials company.

Mark E. Schaffer. Mr. Schaffer has served as a director of Commercial Capital Bank since March 2003 and served on the Company’s board from February 2004 to June 2004 when he relinquished his position as part of the remix of the board due to the acquisition of Hawthorne Financial Corporation. Mr. Schaffer currently serves as a managing director of Shamrock Capital Advisors, Inc.’s Real Estate Group and its Genesis Fund. Shamrock Capital Advisors, Inc. is the investment advisor affiliate of Shamrock Holding, Inc., the investment vehicle for the Roy E. Disney family. Prior thereto, Mr. Schaffer worked as a management consultant for a private real estate company. He has previously served as president of Lowe Enterprises Realty Services, where he administered an $800 million portfolio of commercial, industrial, and residential assets. Mr. Schaffer started his career with Tuttle & Taylor, a Los Angeles based law firm specializing in real estate and corporate law, where he became the managing partner of the firm. Mr. Schaffer holds a B.S. from the University of California, Berkeley, and a juris doctor from the University of Southern California.

Robert J. Shackleton. Mr. Shackleton has served as a director of the Company since February 2001 and as a director of Commercial Capital Bank since January 2000. From 1961 to 1997, Mr. Shackleton was an accountant with KPMG LLP, an accounting firm, where he attained the position of partner-in-charge of the Orange County audit and professional practice department and SEC reviewing partner. Mr. Shackleton served as president of the California State Board of Accountancy in 1996 and 1997.

R. Rand Sperry. Mr. Sperry is the co-founder of Sperry Van Ness and the co-founder and chief executive officer of SVN Equities and SVN Asset Management. Sperry Van Ness was founded in 1987 and has over 400 commercial real estate brokers in more than 90 markets across the country. In 1998, Mr. Sperry started SVN Equities and SVN Asset Management to build two new profit centers within the Sperry Van Ness family of companies, which acquire and manage real estate properties. He is also a member of the board of directors of IPD, an international industrial parts manufacturer and distributor. Mr. Sperry holds a bachelors degree in finance and real estate from California State University at Long Beach.

Executive Officers Who are not Directors

Set forth below is information concerning the executive officers of the Company who do not serve on the board of directors of the Company. All executive officers are elected by the board of directors and serve until their successors are elected and qualified. No executive officer is related to any director or other executive officer of the Company by blood, marriage or adoption, and there are no arrangements or understandings between a director of the Company and any other person pursuant to which such person was elected an executive officer.

Robert O. Williams, age 54, has served as executive vice president of the Company since January 2002, as executive vice president and chief lending officer of CCM since April 1998 and as chief lending officer of Commercial Capital Bank since July 2003. From August 1992 to February 1998, Mr. Williams was vice president of the multifamily banking department for Home Savings of America, a savings institution. From January 1989 to August 1992, Mr. Williams was a senior vice president of Great American Asset Management, Inc., a subsidiary of Great American Bank, San Diego, California. Mr. Williams was in charge of work-outs and modifications of special assets of the troubled parent savings and loan. From 1976 through 1988, Mr. Williams was an attorney specializing in real estate transactions and litigation.

Richard A. Sanchez, age 48, has served as executive vice president, head of corporate risk management and government relations and secretary of the Company and Commercial Capital Bank since June 2002 and as Chief Administrative Officer since November 2003. From October 1989 to May 2002, Mr. Sanchez was a thrift regulator with the Office of Thrift Supervision, where he was deputy director of the western region from January 1993 through May 2002. As deputy director, Mr. Sanchez planned and directed examinations and the supervision of approximately 85 savings institutions with total assets over $300 billion.

J. Christopher Walsh, age 46, has served as executive vice president of the Company and executive vice president and head of relationship banking of Commercial Capital Bank since September 2002. From August 2000 to September 2002, Mr. Walsh served as president of Sunwest Bank, where he supervised all marketing, business development, operations and credit functions of the bank. From February 1999 to August 2000, Mr. Walsh was employed by California Bank & Trust where he served as senior vice president and regional manager for Orange County. From September 1993 to February 1999, Mr. Walsh was the head of private banking in Orange County for U.S. Trust Company of California.

Robert S. Noble, age 44, has served as executive vice president of the Company since January 2004 and as senior vice president and director of internal asset review, loan servicing, secondary marketing and real estate/facilities administration since May 1999. Mr. Noble is responsible for managing the internal asset review and asset quality functions for the Bank’s loan portfolio. Mr. Noble was formerly a senior vice president at Home Savings of America from May 1991 to December 1998, with responsibility for managing the overall credit quality of a $20 billion multifamily and commercial real estate loan portfolio.

Timothy S. Harris, age 55, has served as an executive vice president of the Company since February 2005 and as president of Timcor Exchange Corporation since December 1984. Mr. Harris is an attorney at law. He received his B.A. in economics from Cornell University in 1971 and his juris doctor from Cornell Law School in 1974. Mr. Harris also received an M.S. in taxation from Northrop University in 1980. He is admitted to the state bars in both California and Texas and is a Certified Specialist in Taxation by the California Board of Legal Specialization. Timcor Financial Corporation, the predecessor to Timcor Exchange Corporation, was founded in 1977. Mr. Harris began handling 1031 exchanges in 1982. Timcor currently handles in excess of 7,000 exchanges per year and has offices in Los Angeles, Miami and Houston.

Board of Directors Meetings and Committees

Eight regular meetings of the board of directors of the Company are scheduled for each calendar year. The board of directors held eight regular meetings during 2004 and met another nine times through telephonic board meetings. Pursuant to applicable Nasdaq National Market requirements, the board of directors has made an affirmative determination that the following members of the board of directors are “independent” within the meaning of such rule: James G. Brakke, Robert J. Shackleton, Barney R. Northcote, Gary W. Brummett, Mark E. Schaffer and R. Rand Sperry. As such, and pursuant to applicable Nasdaq National Market requirements, a majority of the members of the board of directors and all of the members of the audit committee are “independent” as so defined. No director attended fewer than 75% of the total number of board meetings or committee meetings on which he served that were held during this period. The Company’s policy is to schedule a board meeting to be held following the annual meeting of stockholders. Directors of the Company are encouraged to attend the annual meeting of stockholders. Each of the Company’s directors attended the 2004 annual meeting of stockholders, except for James G. Brakke.

The board of directors of the Company has established the following committees:

Compensation Committee. The compensation committee reviews and approves the compensation and benefits for the Company’s employees, grants stock options to employees, management and directors pursuant to the Company’s stock compensation plans and reports its determination on such matters to the board of directors regarding such matters. Each member of the compensation committee is independent as defined under the rules of The Nasdaq Stock Market, Inc. The compensation committee, which is comprised of Messrs. Brakke (Chairman), Northcote and Shackleton, met four times during fiscal 2004.

Nominating Committee. In January 2004, the board of directors established a nominating committee and appointed Messrs. Brakke, Northcote (Chairman) and Shackleton as committee members. Each member of the nominating committee is independent as defined under applicable Nasdaq National Market Requirement. The charter of the nominating committee is attached to this Proxy Statement as Exhibit A.

Audit Committee. The audit committee has responsibility for oversight of the Company’s audit process and monitoring the accounting, financial reporting, data processing, regulatory, and internal control functions. One of the audit committee’s primary responsibilities is to enhance the independence of the audit function, thereby furthering the objectivity of financial reporting. Accordingly, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, who must report directly to the audit committee. The audit committee regularly meets with the Company’s independent auditors who have unrestricted access to the audit committee.

The other duties and responsibilities of the audit committee include: (i) reviewing the Company’s financial statements, (ii) overseeing the maintenance of an appropriate internal audit program, (iii) establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting matters, and (iv) maintaining an appropriate regulatory compliance program for the Company and its subsidiaries.

The audit committee, which is comprised of Messrs. Brummett, Northcote and Shackleton (Chairman), met ten times during fiscal 2004. Each member of the audit committee is independent as defined under applicable Nasdaq National Market requirements. In addition, the Company’s board of directors has determined that the audit committee has an “audit committee financial expert” as defined in regulations issued by the Commission pursuant to the Sarbanes-Oxley Act of 2002. The Company’s “audit committee financial expert” is Robert J. Shackleton, who previously served as an accountant with KPMG LLP from 1961 to 1997.

The audit committee operates under a written charter that was attached as Exhibit D to the Company’s 2004 Annual Meeting Proxy Statement that was filed with the SEC on April 13, 2004.

Consideration of Director Nominees

Stockholder Nominees. The policy of the nominating committee is to consider properly submitted stockholder nominations for candidates for membership on the board as described below under “—Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the nominating committee seeks to achieve a balance of knowledge, experience and capability on the board and to address the membership criteria set forth under “—Director Qualifications.” Any stockholder nominations proposed for consideration by the nominating committee should include the nominee’s name and qualifications for board membership and should be addressed to:

Corporate Secretary

Commercial Capital Bancorp, Inc.

8105 Irvine Center Drive

Irvine, California 92618

In addition, the bylaws of the Company permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for nominating directors in accordance with the Company’s bylaws, see “—Process for Nominating Directors.”

Director Qualifications. The Company’s corporate governance guidelines contain board membership criteria that apply to board of directors-recommended nominees for a position on the Company’s board. Under these criteria, members of the board should have the highest professional and personal ethics and values, consistent with longstanding Company values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders.

Process for Nominating Directors. Article II, Section 2.11 of the Company’s bylaws governs nominations for election to the board of directors. Stockholder nominations must be made pursuant to timely notice in writing to the chairman/chief executive officer or the vice chairman/president of the Company. To be timely, a stockholder’s notice must be delivered or mailed to the Company not later than 120 days prior to the annual anniversary date of the mailing of the proxy materials by the Company in connection with the immediately preceding annual meeting of the stockholders of the Company. Each written notice of a stockholder nomination is required to set forth certain information specified in the bylaws.

Identifying and Evaluating Nominees for Directors. The nominating committee intends to utilize a variety of methods for identifying and evaluating nominees for director. The board of directors will assess the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the board of directors will consider various potential candidates for director. The nominating committee expects that candidates may come to the attention of the nominating committee through current board members, professional search firms, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the board of directors, and may be considered at any point during the year. As described above, the nominating committee will consider properly submitted stockholder nominations for candidates for the board of directors. The nominating committee expects that following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the nominating committee at a regularly scheduled meeting. The nominating committee also may review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the nominating committee will seek to achieve a balance of knowledge, experience and capability on the board.

Stockholder Communication with the Board

Stockholder Communications. The Company provides for a process for stockholders to send communications to the board of directors. Stockholders may send communications to the board of directors by contacting the Company’s senior vice president, Investor Relations in one of the following ways:

In writing at 8105 Irvine Center Drive, Irvine, California 92618, or

By email at www.commercialcapital.com.

The senior vice president, Investor Relations will submit each communication received to the board of directors at the next regular meeting.

Report of the Audit Committee

The following “Report of the Audit Committee” shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

The audit committee has:

•	reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2004 with the Company’s management and KPMG LLP, the Company’s independent auditors, including a discussion of the quality and effect of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•	discussed the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with KPMG LLP, including the process used by management in formulating particularly sensitive accounting estimates and the basis for the conclusions of KPMG LLP regarding the reasonableness of those estimates;

•	received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees);

•	discussed the independence of KPMG LLP and considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining auditor independence, and has satisfied itself as to the auditor’s independence; and

•	met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

Gary W. Brummett

Barney R. Northcote

Robert J. Shackleton

BENEFICIAL OWNERSHIP OF COMMON STOCK

BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as to the Common Stock beneficially owned by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, (ii) the directors of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group.

Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of March 14, 2005(1)	Percent of Common Stock
Wasatch Advisors, Inc. 150 Social Hall Avenue Salt Lake City, Utah 84111(2)	4,124,036	7.38%

Directors:
James G. Brakke(3)	269,758	*
Gary W. Brummett(4)	43,170	*
David S. DePillo(5)	3,478,319	6.11%
Stephen H. Gordon(6)	5,374,188	9.41%
Christopher G. Hagerty(7)	561,071	*
Barney R. Northcote(8)	502,858	*
Mark E. Schaffer(9)	59,459	*
Robert J. Shackleton(10)	96,747	*
R. Rand Sperry	—	—
Named Executive Officers who are not Directors:
J. Christopher Walsh(11)	21,373	*
Robert O. Williams(12)	185,041	*
All directors and executive officers as a group (14 persons)	12,127,103	20.56%

*	Represents less than 1% of the outstanding shares of Common Stock.
(1)	Based upon information furnished by the respective individuals or entities. Under regulations promulgated pursuant to the Exchange Act shares of common stock are deemed to be beneficially owned by a person if he, she or it directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.
(2)	As reported on a Schedule 13G/A filed with the SEC on February 14, 2005, by Wasatch Advisors, Inc. The entity reported sole voting and dispositive power with respect to all 4,124,036 shares.
(3)	Includes 67,777 shares issuable upon exercise of options exercisable within 60 days of the voting record date and 174,541 shares held by the James G. Brakke & Glenys E. Brakke Living Trust and 1,440 shares held in a 401(k) Plan. Also includes 1,000 shares of restricted stock over which Mr. Brakke has sole voting but no dispositive power.
(4)	Includes 35,496 shares issuable upon exercise of options exercisable within 60 days of the voting record date. Also includes 1,000 shares of restricted stock over which Mr. Brummett has sole voting but not dispositive power.
(5)	Includes 1,105,959 shares issuable upon exercise of options exercisable within 60 days of the voting record date, 48,153 shares held by the DePillo Family Foundation, and an aggregate of 99,160 shares of common stock which will be made available to Messrs. Hagerty and Williams pursuant to a restricted stock award granted from Mr. DePillo’s holdings. Also includes 44,170 shares of restricted stock over which Mr. DePillo has sole voting but no dispositive power. Does not include shares held by the DePillo Trust over which Mr. DePillo disclaims beneficial ownership.

(Footnotes continued on following page.)

(6)	Includes 1,271,553 shares issuable upon exercise of options exercisable within 60 days of the voting record date and 29,242 shares held by The Gordon Foundation and an aggregate of 115,240 shares of common stock which will be made available to Messrs. Hagerty and Williams pursuant to a restricted stock award granted from Mr. Gordon’s holdings. Also includes 58,895 shares of restricted stock over which Mr. Gordon has sole voting but no dispositive power. Does not include shares owned by the Gordon Family Trust over which Mr. Gordon disclaims beneficial ownership.
(7)	Includes 341,743 shares issuable upon exercise of options exercisable within 60 days of the voting record date and 212,000 shares held by the 1998 Hagerty Family Trust. Mr. Hagerty and his wife are the trustees of the 1998 Hagerty Family Trust. Does not include an aggregate of 108,000 shares of common stock that will be made available to Mr. Hagerty pursuant to a restricted stock award granted by the Company and funded from the holdings of Messrs. Stephen H. Gordon, David S. DePillo, and Scott F. Kavanaugh. Mr. Kavanaugh is a former officer and director of the Company. Also includes 7,328 shares of restricted stock over which Mr. Hagerty has sole voting but no dispositive power.
(8)	Includes 21,945 shares issuable upon exercise of options exercisable within 60 days of the voting record date and 1,000 shares of restricted stock over which Mr. Northcote has sole voting but no dispositive power.
(9)	Includes 13,331 shares issuable upon exercise of options exercisable within 60 days of the voting record date. Also includes 1,000 shares of restricted stock over which Mr. Schaffer has sole voting but not dispositive power.
(10)	Includes 84,645 shares issuable upon exercise of options exercisable within 60 days of the voting record date and 3,102 shares held by The Shackleton Family Trust. Mr. Shackleton and his wife are the trustees of The Shackleton Family Trust. Also includes 1,000 shares of restricted stock over which Mr. Shackleton has sole voting but no dispositive power.
(11)	Includes 17,832 shares issuable upon exercise of options exercisable within 60 days of the voting record date and 3,541 shares of restricted stock over which Mr. Walsh has sole voting but no dispositive power.
(12)	Includes 60,055 issuable upon exercise of options exercisable within 60 days of the voting record date and 4,986 shares of restricted stock over which Mr. Williams has sole voting but no dispositive power. Does not include an aggregate of 160,000 shares of common stock that will be made available to Mr. Williams pursuant to a restricted stock award granted by the Company and funded from the holdings of Messrs. Stephen H. Gordon, David S. DePillo, and Scott F. Kavanaugh. Mr. Kavanaugh is a former officer and director of the Company.

Director Compensation

For the year ended December 31, 2004, each non-employee director of the Company received an annual stipend of $12,000 and no additional compensation for attending directors’ committee meetings. In addition, each non-employee director of Commercial Capital Bank received an annual stipend of $48,000 and no additional compensation for attending Commercial Capital Bank directors’ committee meetings.

Directors are also eligible to receive stock options under the Commercial Capital Bancorp, Inc. 2000 Stock Plan, the Commercial Capital Bancorp, Inc. 2004 Long Term Incentive Plan and the Hawthorne Financial Corporation 2001 Stock Incentive Plan. In 2004, newly appointed director Brummett received an option to purchase 10,000 shares of common stock at an exercise price of $16.73 per share. These options vest in 36 equal monthly installments, but Mr. Brummett must remain with the Company for one year before any such options are exercisable.

Executive Compensation

Summary Compensation Table. The following table sets forth a summary of certain information concerning the compensation paid for services rendered in all capacities during the last three fiscal years ended December 31, 2004 to the Chief Executive Officer and each of the Company’s four other most highly compensated executive officers (“Named Executive Officers”).

	Annual Compensation							Long-Term Compensation Awards	All Other Compensation (5)
Name and Principal Position	Fiscal Year	Salary(1)		Bonus(2)		Other Annual Compensation (3)	Restricted Stock Awards (4)	Securities Underlying Options
Stephen H. Gordon Chairman and Chief Executive Officer	2004 2003 2002	$805,000 700,000 792,563		$	— 400,000 400,000	$12,000 12,000 12,000	$200,000 — —	— 100,000 1,114,000	$31,069 24,087 22,170
David S. DePillo Vice Chairman, President and Chief Operating Officer	2004 2003 2002	718,750 625,000 596,993			— 300,000 300,000	12,000 12,000 12,000	150,000 — —	— 80,000 852,000	39,007 29,554 28,448
Christopher G. Hagerty Executive Vice President and Chief Financial Officer	2004 2003 2002	291,500 275,000 282,974			— 101,750 90,000	12,000 12,000 12,000	— — —	— 2,000 230,000	10,890 9,795 8,904
Robert O. Williams Executive Vice President	2004 2003 2002	265,000 250,000 234,071			— 60,000 50,000	12,000 12,000 12,000	— — —	— 2,000 110,000	12,888 11,922 12,051
J. Christopher Walsh Executive Vice President	2004 2003 2002	263,649 230,655 56,666	(6)		— 40,000 36,000	12,000 12,000 3,750	— — —	— 2,000 30,000	8,200 9,124 88

(1)	Includes salary or brokerage commissions paid by ComCap. The Company acquired ComCap in July 2002. During 2002, Mr. Gordon received $177,619 in commissions, and Mr. DePillo received $10,000 in salary from ComCap. In December 2002, Messrs. Gordon and DePillo elected to no longer receive commissions or salary from ComCap. Also includes during 2002 a one-time payment made in connection with the termination of the Company’s paid time-off benefit program in the amount of $64,944, $61,993, $32,974, $10,571 and $2,259 to Messrs. Gordon, DePillo, Hagerty, Williams and Walsh, respectively. During 2003 and 2004 includes $30,655 and $51,649, respectively, in commissions paid to Mr. Walsh.
(2)	Bonuses were accrued in the fiscal year indicated and paid in January of the subsequent year. During 2002, includes a $21,000 signing bonus paid to Mr. Walsh.
(3)	Includes the amount of a car allowance received by each of the Named Executive Officers. The costs to the Company of providing such benefits did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for the particular executive officer reported.
(4)	Reflects the value of restricted stock awards granted to Messrs. Gordon and DePillo on January 6, 2004, as determined by multiplying the number of shares awarded (12,461 to Mr. Gordon and 9,345 to Mr. DePillo) by the closing price of the Company’s common stock on the date of grant of $16.05 per share (adjusted for the Company’s February 2004 stock split). The restricted shares vest over a three-year period in equal installments beginning on the one-year anniversary date of the grant. Dividends are paid on the restricted stock at the rate paid to all shareholders. At December 31, 2004, the number of shares and value of restricted stock held by each of the Named Executive Officers, based upon the closing price of the Company’s common stock on that date of $23.18 per share, was as follows: 12,461 shares valued at $288,846 for Mr. Gordon, 9,345 shares valued at $216,617 for Mr. DePillo, 108,000 shares valued at $2,503,440 for Mr. Hagerty and 160,000 shares valued at $3,708,800 for Mr. Williams. The restricted stock holdings of Messrs. Hagerty and Williams will be made available to Messrs. Hagerty and Williams pursuant to the arrangements described in the footnotes to the table appearing under “Beneficial Ownership of Common Stock by Certain Beneficial Owners and Management.”

(Footnotes continued on following page.)

(5)	For 2004, includes matching contributions by the Company to the Company’s 401(k) plan in the amount of $8,200 for Messrs. DePillo, Hagerty, Williams and Walsh and insurance premiums paid on behalf of Messrs. Gordon, DePillo, Hagerty and Williams in the amount of $31,069, $30,807, $2,690, and $4,688, respectively.
(6)	Reflects compensation paid from September 2002 through December 2002.

Stock Options

During the year ended December 31, 2004 there were no grants of stock options to the Named Executive Officers.

The following table sets forth certain information concerning exercises of stock options by the Named Executive Officers during the year ended December 31, 2004 and options held at December 31, 2004.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Year End		Value of Unexercised In-the- Money Options at Year End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen H. Gordon	90,000	$1,855,962	1,293,885	221,447	$25,339,846	$3,773,811
David S. DePillo	45,000	943,450	1,076,012	161,837	21,361,008	2,782,637
Christopher G. Hagerty	—	—	346,740	26,949	7,177,648	505,066
Robert O. Williams	—	—	73,387	11,947	1,445,744	221,643
J. Christopher Walsh	5,000	84,879	18,386	8,614	339,273	155,667

(1)	Represents the fair market value per share of Common Stock at fiscal year end based on the closing price of $23.18 at December 31, 2004, as quoted on The Nasdaq Stock Market, minus the exercise price per share of the options outstanding times the number of shares of Common Stock represented by such options.

Employment Agreements with Named Executive Officers

The Company and Commercial Capital Bank have entered into employment agreements with Messrs. Gordon, DePillo, Hagerty, Williams and Walsh. Each employment agreement has a term of three years. The term of the employment agreements may be extended one additional year by either or both employers upon the approval of the relevant board of directors or its designee unless either party elects, not less than 90 days prior to the annual anniversary date, not to extend the employment term. Under the agreements, the executives receive an annual salary that is reviewed annually by the employers’ boards of directors and may be changed. Each of these employees also receives a monthly car allowance of $1,000 per month.

Each of the employment agreements is terminable with or without cause by the applicable employer. The executives have no right to compensation or other benefits if their employment is terminated for cause, disability or retirement. In the event of an executive’s death, the agreements will not terminate until one year after the date of the executive’s death, during which time the executive’s estate is entitled to receive his salary, accrued vacation and any bonus earned through the date of termination. In addition, the employers are required to continue benefit coverage of all dependents of the deceased executives through the remainder of the term of the relevant employment agreement.

If an executive is terminated without cause or if an executive terminates for “good reason,” the affected executive is entitled to receive an amount equal to his base salary for the remainder of the term of the employment agreement (except the agreements with Messrs. Gordon and DePillo provide that they shall be entitled to the greater of: (i) the payments due for the remaining term of the agreement or (ii) three times the executive’s highest annual compensation, as defined in the employment agreements, for the last five years) as well as paid benefits for the executive and his dependents for the remainder of the term of the employment agreement. In addition, all stock options that had not vested at termination will immediately vest and become exercisable for a period of 90 days following the termination date. Good reason includes: (i) failure to be elected or appointed to the position then held by the executive, (ii) a material change in the executive duties or responsibilities, (iii) a relocation of place of employment by more than 30 driving miles, (iv) a material reduction in the benefits and perquisites to the executive, (v) a liquidation or dissolution of the employer or (vi) a breach of the employment agreement by the employer. In the event of a change of control, the executive shall be entitled to the greater of (i) the payments due for the remaining term of the agreement or (ii) 2.99 times the executive’s highest annual compensation for last five years

The employment agreements provide that, in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), the executive will be paid an amount equal to 20% of the excess parachute payment and any additional amounts necessary to compensate the executive for any taxes on the additional 20% payment. The employment agreements with Commercial Capital Bank provide that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Code, the payment made by Commercial Capital Bank shall be limited to the greater of (i) 2.99 times the executive’s compensation over the past five years or (ii) payments made under the agreement after taking into account any excise tax imposed by Section 280G of the Code.

A change in control is generally defined in the employment agreements to include any change in control required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 20% or more of the Company’s outstanding voting securities, and (ii) a change in a majority of the directors of the Company during any three-year period without the approval of at least three-fourths of the persons who were directors of the Company at the beginning of such period.

Retirement and Death Benefits

Commercial Capital Bank has purchased bank owned life insurance policies, referred to as BOLI, to provide its key employees identified below with life insurance and to fund other employee benefits. These policies, which are assets of Commercial Capital Bank, have been paid for in their entirety and are intended to fund all obligations entered into by Commercial Capital Bank in connection with the retirement, involuntary termination or disability of these executives. The increase in cash surrender value of Commercial Capital Bank-owned life insurance policies, which accrues tax-free, is recorded as noninterest income in the Company’s consolidated statement of income. Following the BOLI purchase, Commercial Capital Bank entered into the following agreements with each of Messrs. Gordon, DePillo, Hagerty, Williams and Walsh: (1) a split dollar agreement, (2) a salary continuation agreement and (3) an executive bonus agreement.

Pursuant to the split dollar agreements, Commercial Capital Bank provides a death benefit pursuant to the terms of the life insurance policies to each executive’s designated beneficiary. The policy will pay proceeds of $2,245,000, $2,245,000, $1,150,000, $1,075,000 and $1,075,000 to the designated beneficiaries of Messrs. Gordon, DePillo, Hagerty, Williams and Walsh, respectively. Commercial Capital Bank retains the right to any amounts payable under the life insurance policies in excess of these specified amounts. Each executive has no rights under the life insurance policies upon the executive’s termination for cause or voluntary termination prior to the executive’s sixtieth birthday. On an annual basis, each executive is required to reimburse Commercial Capital Bank as applicable, an amount equal to the executive’s economic benefit under his split dollar agreement, which amount is repaid to each executive in accordance with the terms of the executive bonus agreements described below.

Pursuant to the salary continuation agreements, Commercial Capital Bank agreed to pay certain benefits to each executive upon their retirement, involuntary termination, disability, or upon a change of control of Commercial Capital Bank. Upon their retirement, defined as any termination of employment after the executive’s sixtieth birthday for reasons other than death or termination for cause, Messrs. Gordon, DePillo, Hagerty, Williams and Walsh will be entitled to an annual benefit of $175,000, $150,000, $80,000, $70,000 and $70,000, respectively, payable in equal monthly installments for twenty years. Commercial Capital Bank has reserved the right to increase such benefit. The benefits payable in connection with retirement will be in lieu of any other benefit under the salary continuation agreements. Upon an involuntary termination or a disability, Messrs. Gordon, DePillo, Hagerty, Williams and Walsh will be entitled to a lump sum payment that increases over time depending on when the involuntary termination or disability occurs. An involuntary termination is defined as any termination prior to retirement other than an approved leave of absence, termination for cause, disability or any termination within twelve months following a change of control. The benefits payable in connection with an involuntary termination or disability will be in lieu of any other benefit under the salary continuation agreements. In the event of a change of control, Messrs. Gordon, DePillo, Hagerty, Williams and Walsh will be entitled to an annual benefit of $175,000, $150,000, $80,000, $70,000 and $70,000, respectively, for twenty years, payable in equal monthly installments, which payments will commence on the month following the executive’s sixtieth birthday. The benefit payable in connection with a change in control will be in lieu of any other benefit under the salary continuation agreements. A change of control is defined in the agreement as a transfer of more than 20% of the Company’s or Commercial Capital Bank’s outstanding common stock to one entity or person followed within twelve months by the executive’s involuntary termination. All payments under the salary continuation agreements will cease upon the executive’s death.

Pursuant to the executive bonus agreements, Commercial Capital Bank agreed to pay each executive a bonus award for each calendar year equal to the executive’s economic benefit under the split dollar agreement divided by one minus Commercial Capital Bank’s marginal income tax rate for the calendar year preceding such payment. Commercial Capital Bank will continue to pay the bonus until the earlier of the executive’s voluntary termination, death or termination for cause. Commercial Capital Bank has the right to terminate the executive bonus agreements at any time. The bonus is not fixed and fluctuates based on, among other things, the age of the executives. As of December 31, 2004, the bonus which would be payable to each of Messrs. Gordon, DePillo, Hagerty, Williams and Walsh would not exceed approximately $7,000.

Report of the Compensation Committee

The following “Report of the Compensation Committee” shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filling under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

The compensation committee is comprised of Messrs. Brakke (Chairman), Northcote and Shackleton. Each of the committee members is “independent” as defined by existing NASDAQ rules.

By the terms of its charter, the compensation committee is responsible for: (1) administering the compensation program of the Company; (2) annually reviewing and determining the base salary and incentive compensation for the chairman and chief executive officer and all executive officers; and (3) reporting to the board its determination of the appropriate level of compensation for the Company’s executive officers, as well as other compensation matters. In this regard, the compensation committee adopted the Executive Performance-Based Compensation Policy (“Executive Compensation Policy”) in 2004 to meet the requirements of Section 162 (m) of the Internal Revenue Code for covered executive officers. The Executive Compensation Policy was approved by vote of the Company’s shareholders at the 2004 annual meeting.

For purposes of conducting its annual review of executive compensation, the compensation committee receives information compiled by management and recommendations from the chairman and chief executive officer. In November 2003, the compensation group of Clark Consulting’s banking practice, an independent third party, was retained to, among other things, assist in the construction of a high performing peer group in order to ensure that salary levels and incentive compensation remain competitive. That same peer group of high performing banks and thrifts was used as a basis of comparison for the 2004 yearend review. The criteria for high performing banks and thrifts were return on average equity greater than 18% or return on average assets greater than 1.5%. At December 31, 2003, the peer group was comprised of 23 banks and thrifts ranging in size from $1.3 billion to $23.4 billion in total assets.

Executive Performance-Based Compensation Policy. With implementation of the Executive Compensation Policy, the compensation committee established in writing financial performance goals for each of the criteria contained in the policy for the calendar year ended 2004. Those criteria included: (1) return on average equity; (2) return on average assets; (3) net income growth; (4) efficiency ratio; (5) nonperforming assets to total assets; (6) earnings per share growth; (7) total market capitalization; and (8) total shareholders’ return. Payment of incentive awards under the policy is dependent upon attainment of three of eight performance goals. The compensation committee’s review found that seven of eight performance goals had been attained for the calendar year ended 2004.

Base Salaries. The compensation committee reviewed comparative analysis of the high performing peer group, which was constructed using the 2004 SNL Executive Compensation Review, a compilation of compensation paid to executives in the financial institution industry. Base salaries for the year ended December 31, 2004 were increased 11.8% on average for the Named Executive Officers compared to 18.9% for the prior year ended December 31, 2003.

Bonuses. Bonuses are intended to compensate executive officers for their contribution to the Company’s performance. While ranking at or near the top of its peers in terms of return on average tangible equity, efficiency, and asset quality, there were no cash bonuses paid in 2005 to the Named Executive Officers for the year ended 2004. Rather, restricted stock awards were granted to each of the Named Executive Officers in January 2005, which vest over a three-year period in equal installments on the anniversary date of the grant. Accordingly, cash bonuses paid in 2005 as a percentage 2004 base salaries were zero, compared to cash bonuses paid in 2004, which were 44.0% of 2003 base salaries for the Named Executive Officers.

Stock Options. The Company implemented the Commercial Capital Bancorp, Inc. 2000 Stock Plan under which executive officers, directors and employees are eligible to receive stock option grants and restricted stock awards. Through its acquisition of Hawthorne Financial Corporation, the Company acquired the Hawthorne Stock Incentive Plan. Additionally, by vote of its shareholders, the Commercial Capital Bancorp Inc. 2004 Long Term Incentive Plan was approved. Both the Hawthorne Stock Incentive Plan and the new Commercial Capital Bancorp, Inc. 2004 Long Term Incentive Plan similarly provide for the grant of stock options, stock appreciation rights and restricted stock. The compensation committee reviews and evaluates stock option grants based on financial performance achieved by the Company and the level of long-term incentive awards granted by its peers. There were no option grants made to Named Executive Officers during 2004 compared to 186,000 option grants in August 2003 and 1,346,000 of total option grants in August and September 2002. These amounts are adjusted to reflect the Company’s three-for-two stock split affected in September 2003 and four-for-three stock split affected in February 2004.

Restricted Stock. In January 2005, as a means of more closely aligning the interests of the Named Executive Officers with those of the shareholders, the compensation committee granted restricted stock awards. The dollar amount of such awards totaled $2,491,520, which represents 104,382 restricted shares of the Company’s common stock. Dividing the dollar amount of such awards by the closing market price of the Company’s shares of common stock on the date of the award, which was $23.87 on January 21, 2005, derived the number of restricted shares granted. The restricted shares vest over a three-year period in equal installments on the anniversary date of the grant. In January 2004, restricted stock awards for the Named Executive Officers totaled $350,000, or 21,806 restricted shares (adjusted for the February 2004 four-for-three stock split).

Chairman and Chief Executive Officer. The compensation committee reviewed the comparative analysis using information compiled from the 2004 SNL Executive Compensation Review, which compared Mr. Gordon’s compensation with chief executives at the Company’s peers. The following actions were taken with respect to Mr. Gordon’s 2004 compensation as chairman and chief executive officer: (1) base salary for 2004 was increased to $805,000, representing a 15% increase from the 2003 base salary; (2) no cash bonus related to 2004 performance compared with $400,000 related to 2003 performance; (3) no stock option grants compared with 100,000 stock option grants in August 2003 (split adjusted); and (4) a January 2005 restricted stock award in the amount of $1,207,500, representing 50,587 restricted shares of the Company’s common stock compared with a January 2004 restricted stock award in the amount of $200,000 representing 12,461 (split-adjusted) shares. For both restricted stock awards, the shares vest over a three-year period in equal installments on the anniversary date of the grant. The number of shares granted was determined by dividing the dollar amount of the award by the closing market price of the Company’s shares on the grant date.

James G. Brakke

Barney R. Northcote

Robert J. Shackleton

ADDITIONAL INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership with the Commission and the National Association of Securities Dealers, Inc. Officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all forms they file pursuant to Section 16(a) of the Exchange Act.

Based solely on review of the copies of such forms furnished to the Company, or written representations from its officers and directors, the Company believes that during, and with respect to, the year ended December 31, 2004 the Company’s officers and directors complied in all respects with the reporting requirements promulgated under Section 16(a) of the Exchange Act, except that a late Form 3 was filed by Robert S. Noble on April 19, 2004 to report his becoming an officer of the Company and one late Form 4 was filed by Gary W. Brummett on August 12, 2004 to report stock options granted on June 24, 2004. A late Form 4 was filed by each of former directors Timothy R. Chrisman and Anthony W. Liberati on August 16, 2004 and September 7, 2004, respectively, to report stock options granted on June 24, 2004.

Transactions with Certain Related Persons

Brakke Schafnitz Insurance Brokers, Inc., an insurance brokerage company controlled by Mr. Brakke, a director of the Company and Commercial Capital Bank, received $1.3 million in 2004 in insurance premium payments from the Company. Brakke Schafnitz Insurance Brokers, Inc. remits these insurance premium payments to the insurance carriers and receives a commission, which is a portion of the total insurance premium. The Company believes that the commissions earned by Brakke Schafnitz Insurance Brokers, Inc. were comparable to commissions that an independent third party would have earned in an arm’s length transaction.

Mr. Sperry is the co-founder and has a substantial equity interest in Sperry Van Ness International, Inc. (“SVN”). In March 2004 the Company and SVN entered into a Strategic Alliance and Marketing Agreement pursuant to which Sperry Van Ness promotes and refers Commercial Capital Bank as its strategic provider of financing, banking, and deposit products and services to the income property real estate investors who utilize SVN’s commercial real estate brokerage and property management services. The Company provides SVN, its brokers and clients with an institutionalized source of prompt funding decisions for borrowers and properties referred for financing. In 2004 SVN received less than $60,000 from the Company in referral fees associated with loan closings.

During the year ended December 31, 2004, the Company paid $1,000 in legal fees to law firms in which Gregory G. Petersen was a partner. Mr. Petersen is the brother-in-law of Stephen H. Gordon, the Company’s chairman and chief executive officer.

As of December 31, 2004, there were no outstanding loans made by the Company or Commercial Capital Bank to their directors or executive officers. The Company and Commercial Capital Bank’s policy is not to make loans to its directors or executive officers. In accordance with the requirements of the Nasdaq National Market, the audit committee is required to approve all related party transactions.

Compensation Committee Interlocks and Insider Participation.

During fiscal year 2004, the Company’s compensation committee was comprised of Messrs. Brakke, Northcote and Shackleton, all of whom are independent directors.

Brakke Schafnitz Insurance Brokers, Inc., an insurance brokerage company controlled by Mr. Brakke, received $1.3 million in 2004 for insurance premium payments from the Company. Brakke Schafnitz Insurance Brokers, Inc. remits these insurance premium payments to the insurance carriers and receives a commission, which is a portion of the total insurance premium. The Company believes that the commissions earned by Brakke Schafnitz Insurance Brokers, Inc. were comparable to commissions that an independent third party would have earned in an arm’s length transaction.

Stock Performance Graph

The following stock performance graph compares the performance of the Company’s common stock with that of five other indices referenced below. The comparison of the cumulative total return to stockholders for each of the periods assumes that $100 was invested on December 18, 2002 (the date the Company’s common stock first began trading on the Nasdaq National Market), in Company common stock, and in the five other indices reference below. All of these cumulative returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the period. The stock price performance on the graph below is not necessarily indicative of future price performance. This graph is not “soliciting material,” is not deemed filed with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

	12/18/02	12/31/02	06/30/03	12/31/03	06/30/04	12/31/04
CCBI	100.00	110.88	193.63	401.44	434.25	581.85
NASDAQ	100.00	98.09	119.19	147.14	150.41	159.78
S&P 500	100.00	98.73	95.18	109.36	111.77	124.78
Russell 2000	100.00	99.77	94.94	116.76	127.00	145.03
DOW Jones	100.00	98.75	94.61	106.37	109.80	123.75
SNL Bank & Thrift	100.00	99.30	95.66	113.27	117.01	130.70

RATIFICATION OF APPOINTMENT OF AUDITORS

The board of directors of the Company has appointed KPMG LLP independent certified public accountants, to perform the audit of the Company’s financial statements for the year ending December 31, 2005, and further directed that the selection of auditors be submitted for ratification by the stockholders at the Annual Meeting.

The Company has been advised by KPMG LLP that neither that firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. KPMG LLP will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and who will be available to respond to appropriate questions.

Fees Paid to KPMG LLP. During the fiscal year ended December 31, 2004 and 2003, the Company retained and paid KPMG LLP for the indicated services as follows:

	2004	2003
Audit Fees	$533,000	$272,500
Audit-Related Fees	77,060	—
Tax Fees	66,920	68,350
All Other Fees	—	—

Audit Fees. Audit fees for the years ended December 31, 2004 and 2003, were $533,000 and $272,500, respectively, for the annual audit and quarterly reviews of the consolidated financial statements. For the year ended December 31, 2004, audit fees also include fees related to compliance with Section 404 of the Sarbanes-Oxley Act regarding the Company’s internal control over financial reporting and fees related to the audit of the Company’s acquisition of Hawthorne.

Audit-Related Fees. Audit-related fees related primarily to due diligence and related work in connection with the Company’s acquisition of Hawthorne, including the filing of various registration statements.

Tax fees. Tax fees relate primarily to assistance with tax return compliance.

Audit Committee Pre-Approval Policies and Procedures. The Sarbanes-Oxley Act of 2002 required the Company to implement a pre-approval process for all engagements with its external auditor. In response to the Sarbanes-Oxley requirements pertaining to auditor independence, the Company’s audit committee adopted pre-approval procedures for the appointment of the external auditor and any non-audit services, including tax services, to be performed by the external auditor unless such pre-approval is not required under the Sarbanes-Oxley Act. These procedures require that the annual audit services engagement terms and fees be pre-approved by the Company’s audit committee. The audit committee may delegate to one or more members of the committee the authority to grant pre-approvals for auditing and allowable non-auditing services, which decision shall be presented to the full committee at its next scheduled meeting for ratification.

All internal auditing is performed under the direct control of the internal auditor, who is accountable to the Company’s audit committee.

The board of directors recommends that you vote FOR the ratification of the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2005.

STOCKHOLDER PROPOSALS

Any proposal which a stockholder wishes to have included in the proxy materials of the Company relating to the next annual meeting of stockholders of the Company, which currently is scheduled to be held in April 2006, must be received at the principal executive offices of the Company, 8105 Irvine Center Drive, Irvine, California 92618, Attention: Richard A. Sanchez, Secretary, no later than November 31, 2005.

In connection with the Company’s next annual meeting, stockholder proposals which are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Section 2.12 of the Company’s Bylaws, which provides that business at an annual meeting of stockholders must be (a) properly brought before the meeting by or at the direction of the board of directors, or (b) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company not later than 120 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of stockholders of the Company, or not later than November 31, 2005 in connection with the next annual meeting of stockholders of the Company. Such stockholder’s notice is required to set forth as to each matter the stockholder proposes to bring before an annual meeting certain information specified in the Bylaws.

ANNUAL REPORTS

A copy of the Company’s Annual Report to Stockholders, which includes a copy of the Company’s Annual Report to Stockholders on Form 10-K for the fiscal year ended December 31, 2004, accompanies this Proxy Statement. Such annual report is not part of the proxy solicitation materials.

Upon receipt of a written request, the Company will furnish to any stockholder without charge a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 required to be filed under the Exchange Act. Such written requests should be directed to Christopher G. Hagerty, Chief Financial Officer, Commercial Capital Bancorp, Inc., 8105 Irvine Center Drive, Irvine, California 92618. The Annual Report on Form 10-K is not part of these proxy solicitation materials.

OTHER MATTERS

Each proxy solicited hereby also confers discretionary authority on the board of directors of the Company to vote the proxy with respect to the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting. Management is not aware of any business that may properly come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The cost of the solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company’s Common Stock. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.

By Order of the Board of Directors

Richard A. Sanchez

Secretary

Irvine, California

March 31, 2005

Exhibit A

Commercial Capital Bancorp, Inc.

Nominating Committee Charter

Purpose and Scope

The Board of Directors of Commercial Capital Bancorp, Inc. (the “Company”) has established the Nominating Committee (the “Committee”) to assist the Board in fulfilling its responsibility for identifying individuals qualified to become Board members and recommending to the Board of Directors the director nominees for the annual meeting of shareholders. The Committee will also lead the Board in its annual review of the Board’s performance, composition, and structure; and will recommend to the Board director candidates for each committee for appointment by the Board.

Composition and Meetings

The Committee shall be comprised of three members of the Board as appointed by the Board, each of whom shall meet any independence requirements promulgated by the Securities and Exchange Commission, the National Association of Securities Dealers, any exchange upon which securities of the Company are traded, or any governmental or regulatory body exercising authority over the Company. Each member of the Committee shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

The members of the Committee shall be elected by the Board and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal by the Board. Unless a chairman is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

The Committee shall meet as necessary, but at least once each year, to enable it to fulfill its responsibilities and duties as set forth herein. The Committee shall report its actions to the Board and keep written minutes of its meetings, which shall be recorded and filed with the books and records of the Company.

Duties and Responsibilities

The Committee shall consider criteria for identifying and selecting individuals who may be nominated for election to the Board, which shall reflect at a minimum all applicable laws, rules, regulations and listing standards, including potential candidates’ experience, areas of expertise and other factors relative to the overall composition of the Board.

The Committee shall recommend to the Board the slate of nominees for election to the Board at the Company’s annual meeting of shareholders.

The Committee shall consider unsolicited nominations for Board membership in accordance with the Company’s by-laws or guidelines developed by the Committee, which shall comply with the Company’s by-laws.

As the need arises to fill vacancies, the Committee shall actively seek qualified individuals for recommendation to the Board.

The Committee shall evaluate the current composition and size of the Board and its committees in light of requirements established by regulatory agencies or applicable law, rule, or regulation, which the Committee deems relevant and make recommendations to the Board as necessary.

The Committee shall periodically assess the effectiveness of the Board of Directors in meeting its responsibilities, representing the long-term interests of the shareholders.

The Committee shall report annually to the Board with an assessment of the Board’s performance and the performance of the Board committees, to be discussed with the full Board following the end of each fiscal year.

The Committee shall review the adequacy of the charters adopted by the Board for each of its committees, and recommend changes as necessary.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY COMMERCIAL CAPITAL BANCORP, INC.		For	With-hold Authority	For All Except
ANNUAL MEETING OF STOCKHOLDERS APRIL 26, 2005			1. ELECTION OF DIRECTORS	☐	☐	☐

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COMMERCIAL CAPITAL BANCORP, INC. (THE “COMPANY”) FOR USE AT ITS ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2005 AND AT ANY ADJOURNMENT THEREOF.

    Nominees: For a one-year term:

    R. Rand Sperry         Mark E. Schaffer            Christopher G.  Hagerty

    Nominees: For a two-year term:

    David S. DePillo         James G. Brakke           Gary W. Brummett

    Nominees: For a three-year term:

    Stephen H. Gordon    Robert J. Shackleton    Barney R. Northcote

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of any such nominee(s) in the space provided below.

The undersigned being a shareholder of the Company as of March 14, 2005, hereby authorizes the Board of Directors of the Company or any successors thereto as proxies, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Doubletree Hotel, 90 Pacifica, Irvine, California on Tuesday, April 26, 2005 at 9:00 a.m., Pacific Time, and at any adjournments of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:

				For	Against	Abstain
			2. Proposal to ratify KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please be sure to sign and date this Proxy in the box below.		Date

Stockholder sign above        Co-holder (if any) sign above

é Detach above card, sign, date and mail in postage paid envelope provided. é

COMMERCIAL CAPITAL BANCORP, INC.

THIS SIGNED PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED THE SIGNED PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.

NOTE:	Please sign exactly as your name(s) appear(s) on this proxy. When signing in a representative capacity, please give full title. When shares are held jointly, only one holder need sign.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.